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Exhibit 4.1.3

FORM OF LOCK-UP AGREEMENT

IWT Tesoro Corporation
191 Post Road West, Suite 10
Westport, CT 06880
Attn: Henry J. Boucher, Jr.

  Re: PUBLIC OFFERING BY IWT TESORO CORPORATION

Dear Sirs:

        The undersigned, a security holder of IWT Tesoro Corporation, a Nevada corporation (the "Company"), understands that the Company is filing a Registration Statement with the Securities and Exchange Commission on Form SB-2 to offer (the "Public Offering") for purchase and sale 250,000 units, each unit consisting of one share of Company common stock, par value $.001 (the "Common Stock") and a warrant to purchase one share at $7.00 per share of Company Stock. Additionally, the Company also intends to register 1,104,168 shares of Common Stock pursuant to a Selling Stockholders Prospectus (the "Selling Stockholder Prospectus") to be filed on behalf of certain selling stockholders ("Selling Stockholders"). In order for the undersigned's shares of Common Stock to be included in the Selling Stockholder Prospectus and in recognition of the benefit that the Public Offering and the Stockholder Prospectus will confer upon the undersigned as a Company stockholder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned covenants and agrees as follows:

1.
To be named in the Selling Stockholder Prospectus as a selling stockholders whose shares of Common Stock may be registered pursuant to that Prospectus, and

a.
from the effective date of the Registration Statement of which the Selling Prospectus is a part, and through the end of the            -day period thereafter, the undersigned will not, without the prior written consent of the Company, directly or indirectly

i.
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company's Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file any registration statement under the 1933 Act with respect to any of the foregoing; or

ii.
enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic     consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

2.
The restrictions in clauses (1)(a)(i) and (ii) above shall not prohibit the transfer of the Company's securities

a.
as a bona fide gift or gifts (whether by will or intestacy or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family), provided the donee or donees thereof agree in writing to be bound by these restrictions; or

b.
with respect to dispositions of Common Stock acquired on the open market; or

c.
as a distribution to limited partners, constituent members or shareholders of the undersigned, provided the transferee or transferees thereof agree in writing to be bound by these restrictions; or

d.
with the prior written consent of the Company.

        The undersigned further agrees to give the Company written notice three business days prior to taking any of the actions set forth in clauses 1(a)(i) and (ii) above pursuant to the preceding proviso.

Very truly yours,
Signature:

Print Name:

Date:

(If joint investor)
Signature:

Print Name:

Date:

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FORM OF LOCK-UP AGREEMENT